Computation Of Per Share Earnings

The following table sets forth the computation of basic and diluted earnings per share in accordance with SFAS No. 128:


                                               Years ended December 31,
                                                 1998     1997     1996


Numerator:
   Net income (loss)                      $(6,022,207)  $3,025,524  $(1,868,027)

Denominator:
   Basic earnings per share:
   Weighted average shares outstanding      7,761,224    7,675,220    5,781,853

   Effect of dilutive securities - stock
      options and warrants                          -      442,702            -

   Denominator for diluted earnings per
      share                                 7,761,224    8,117,922    5,781,853

   Net income (loss) per common
      share - basic                         $   (0.78)   $    0.39    $  (0.32)
   Net income (loss) per common
      share - diluted                       $   (0.78)   $    0.37    $  (0.32)


The effect of dilutive securities of 490,909, 40,967 and 513,194 for the years ended December 31, 1998, 1997 and 1996 were not included in the calculation of diluted net loss per common share as the effect would have been anti-dilutive.